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Ford Motor Company Sales Up 9 Percent, Best February In Six Years; Fusion, Escape Set Sales Records

•	Ford Motor Company U.S. February sales up 9 percent - best February in six years, with cars up 6 percent, utilities up 21 percent and trucks up 4 percent

•	Fusion sets an all-time February sales record, surpasses last year's record by 28 percent

•	Escape produces its best February sales ever; Explorer reaches best February sales since 2006, up 59 percent

•	America's best-selling pickup for 36 years running, F-Series posts 15 percent gain

•	Ford announces 2013 second-quarter production of 800,000 vehicles, up 9 percent from the prior year

DEARBORN, Mich., March 1, 2013 - Ford Motor Company's U.S. February sales grew 9 percent with 195,822 vehicles sold. This marks Ford's best February sales in six years - with cars up 6 percent, utilities up 21 percent and trucks up 4 percent.

“As more new vehicle buyers continue returning to the marketplace, our fresh new product portfolio of fuel-efficient vehicles is winning over customers,” said Ken Czubay, Ford vice president, U.S. Marketing, Sales and Service. “People are buying our all-new Fusion and Escape in record numbers, thanks to strong fuel economy and innovative new technologies.”

Ford Fusion posted record February sales totaling 27,875 vehicles. This is a 28 percent gain over last February's record.

Escape followed January's record sales with a new February sales record of 24,110 vehicles - a 29 percent increase over last year. Plus, Explorer boosted its sales 59 percent in February, with 16,586 vehicles sold - its best February sales results in seven years.

America's best-selling pickup, the Ford F-Series, sold 54,489 pickups in February, a 15 percent increase over last year. F-Series had its best February sales results since 2007. This marks F-Series' 19th consecutive month of monthly sales increases. Transit Connect also continues to strengthen, selling 3,610 vehicles in February - a 57 percent increase over last year.

Ford also announced its 2013 second-quarter North American production plan. The company plans to build 800,000 vehicles in the second quarter, up 9 percent (63,000 vehicles) from 2012's second quarter. First quarter production of 770,000 vehicles is unchanged from previous guidance.

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About Ford Motor Company

Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents. With about 171,000 employees and 65 plants worldwide, the company's automotive brands include Ford and Lincoln. The company provides financial services through Ford Motor Credit Company. For more information regarding the company and Ford products, please visit www.corporate.ford.com.

Contact(s):	Erich Merkle
313.806.4562
emerkle2@ford.com

For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.